EXHIBIT 10jj



                                   AGREEMENT

                                 BY AND BETWEEN

                          REAGENTS APPLICATIONS, INC.
                       d/b/a RAICHEM, DIVISION OF HEMAGEN
                               DIAGNOSTICS, INC.

                                      AND

                           pHoenix Diagnostics, Inc.



                             DATED: March 19, 1997



                                     INDEX



ARTICLE  1:  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE  2:  TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE  3:  EXCLUSIVE SALE AND DISTRIBUTION RIGHTS . . . . . . . . . . . .    2

ARTICLE  4:  TERMS AND CONDITIONS OF SALE . . . . . . . . . . . . . . . . .    2

ARTICLE  5:  LABELING, PACKAGE INSERTS AND PACKAGING. . . . . . . . . . . .    4

ARTICLE  6:  PERFORMANCE STANDARDS  . . . . . . . . . . . . . . . . . . . .    4

ARTICLE  7:  DUTIES OF RAICHEM. . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE  8:  DUTIES OF pHoenix. . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE  9:  TRADEMARKS, PATENTS, INTELLECTUAL PROPERTY . . . . . . . . . .    6

ARTICLE 10:  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE 11:  LIMITED WARRANTY . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE 12:  CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . .    9

ARTICLE 13:  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE 14:  PRODUCT RECALL AND REGULATORY COMPLIANCE . . . . . . . . . . .   11

ARTICLE 15:  ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . .   11

ARTICLE 16:  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .   11


                                   AGREEMENT
                                   ---------

This Agreement is entered into this ________ day of ____________, 1997, by and between Reagents Applications, Inc. d/b/a RAICHEM, Division of Hemagen Diagnostics, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A. and having its principal place of business at 8225 Mercury Court, San Diego, California, U.S.A. (hereinafter referred to as "RAICHEM"), and pHoenix Diagnostics, Inc., a corporation organized and existing under the laws of ____________ and having its principal place of business at 8 Tech Circle, Natick, Massachusetts 01760 (hereinafter referred to as "PHoenix").


                                    RECITALS
                                    --------

      WHEREAS, RAICHEM desires to distribute certain products produced by pHoenix; and

      WHEREAS, pHoenix desires to engage RAICHEM to market and sell said products in the territory defined below; and

      WHEREAS, RAICHEM and pHoenix desire to enter into a business relationship in which RAICHEM will be the exclusive distributor of certain products manufactured by pHoenix pursuant to the terms of this Agreement; and

      WHEREAS, pHoenix has acquired and perfected the necessary technology to manufacture certain products; and

      WHEREAS, pHoenix has represented to RAICHEM that it has the necessary facilities, personnel, and technology to commercially realize the manufacture of certain products.

      NOW, THEREFORE, in consideration of the above recitals, and in consideration of the mutual covenants and agreements hereinafter set forth, PHoenix and RAICHEM do hereby agree as follows:


                                   AGREEMENT
                                   ---------

Article 1. Definitions
           -----------

1.1 "PRODUCT(s)" means and include(s) pHoenix's CONFIDENTIAL TREATMENT REQUESTED as set forth in Appendix A and as amended from time to time by mutual written agreement of the parties.

1.2 "AFFILIATE" means any entity directly or indirectly controlling, controlled by, or under common control with, a party hereto. "Control", as used in this definition, means the ownership of fifty percent or more of the party in question.

1.3     "TERRITORY" means the world.

Article 2. Term
           ----

2.1 The initial term of this Agreement shall be for a period of three (3) years unless terminated as provided in this Agreement. RAICHEM shall have the right to terminate this Agreement within thirty (30) days from the date it is executed if RAICHEM is not satisfied with the results of RAICHEM's due diligence review of the pHoenix PRODUCTs. This Agreement shall automatically continue to be in effect after the initial term for successive twelve-month periods unless it is terminated by either party as provided in this Agreement, or written notice of non-renewal is given by either party to the other at least three (3) months prior to the expiration of the initial term or at least three (3) months prior to the expiration of any successive twelve-month term.

Article 3. Exclusive Sale and Distribution Rights
           --------------------------------------

3.1 Distribution Rights. Subject to the terms and conditions set forth in this Agreement, RAICHEM shall have the exclusive right to market, sell and distribute the PRODUCTs under RAICHEM's own label or under the pHoenix label in the TERRITORY. RAICHEM shall not have the right to enter into any agreements or contracts which are binding upon pHoenix unless prior written approval is given by pHoenix. pHoenix shall retain the right to sell PRODUCTs directly to its customers which presently purchase the PRODUCTs from pHoenix. pHoenix shall provide a present customer list to RAICHEM on the date this Agreement is signed by both parties.

3.2 Exclusivity. During the term of this Agreement and any extensions thereto, pHoenix will not sell, offer to sell, license, distribute, offer the distribution rights, market or offer marketing rights to PRODUCTs to any third party within the TERRITORY.

3.3 Minimum Purchases. In order to retain its exclusive distribution rights as stated in this Article 3, RAICHEM must purchase the minimum quantities of PRODUCTs set forth in Appendix B. If RAICHEM shall fail to purchase the minimum quantity of PRODUCTs, then RAICHEM shall loose its exclusive distribution rights and pHoenix may market, sell and distribute the PRODUCTs directly to end users or through third party distributors.

Article 4. Terms and Conditions of Sale

4.1 pHoenix's terms and conditions of sale (defined in Article 4 and in other provisions of this Agreement) will apply to all purchases by RAICHEM, notwithstanding any variation as may appear on any purchase order submitted by RAICHEM. All purchase orders and amendments thereto must be in writing, and should contain (i) quantity of PRODUCT, (ii) date of requested shipment, (iii) date of requested delivery, and (iv) preferred shipping instructions, if any. Payment terms are in U.S. dollars net ten (10) days from RAICHEM's receipt of pHoenix's invoice.

4.2 Shipping date. pHoenix shall use its best efforts to ship all such orders no later than the requested shipping date. pHoenix shall promptly notify RAICHEM of any anticipated delays in shipping.

4.3 Deliveries. All deliveries shall be made F.O.B. pHoenix's plant in Natick, Massachusetts. For purposes of this Agreement, F.O.B. shall also mean E.X.W. when ocean shipping is not utilized. Freight and insurance charges shall be borne by RAICHEM.

4.4 Purchase Price. A current price list is attached to this Agreement as Appendix C. The prices are CONFIDENTIAL TREATMENT REQUESTED. Overhead shall be calculated at 200% of labor unless otherwise determined by actual cost of such overhead. pHoenix will furnish RAICHEM with changes to its price list at least ninety (90) days prior to the effective date of any price changes. RAICHEM shall have the right to audit pHoenix's books and records to determine compliance with the terms of this Section. All prices quoted by pHoenix are subject to the addition of all sales taxes and duties which are now or may be levied or assessed and shall be paid by RAICHEM. Any taxes which pHoenix is obligated to collect from its customers shall be paid by RAICHEM upon payment of the purchase price for the PRODUCT, or in lieu of this, RAICHEM shall provide to pHoenix a duty or tax exemption certificate acceptable to the appropriate taxing authorities.

4.5 Gross Profit Transfer. (a) On or before the fifteenth (15th) business day of each month, CONFIDENTIAL TREATMENT REQUESTED pHoenix shall have the right to audit RAICHEM's books and records to determine compliance with the terms of this Section.

                (b) In the event that PRODUCTs are sold in the form of combination products (PRODUCT sold in combination with a second discrete product sold by RAICHEM), then profits for such combination products will be calculated by multiplying actual cash payments for such combination products by the fraction A/(A+B) where A is the average invoice price (to third parties) during the previous month for the PRODUCTs when sold separately, and B is the average invoice price of any other active component or components manufactured or sold by RIACHEM in the combination when sold separately. If the active component(s) in the combination that are not PRODUCTs are not sold separately by RAICHEM, then profits shall be calculated by multiplying actual cash payments for such combination products by the fraction A/C where A is the average invoice price (to third parties) of the PRODUCTs when sold separately and C is the average invoice price (to third parties) of the combination product.

Article 5. Labeling, Package Inserts and Packaging
           ---------------------------------------

5.1 Labeling & Packaging. pHoenix shall deliver the PRODUCTs to RAICHEM in bulk and unlabeled (to the extent allowed by the United States Food and Drug Administration) and if requested by RAICHEM, then pHoenix shall deliver the PRODUCTs to RAICHEM labeled and packaged under the pHeonix name at no additional expense to RAICHEM. RAICHEM shall be free to design all packages, package inserts and labels for the PRODUCTs provided, however that such packages, package inserts and labels shall conform to all United States Food and Drug Administration rules and regulations as well as all rules and regulations of any governmental agency in the TERRITORY in which the PRODUCTs are being marketed and sold. RAICHEM shall not make any claims regarding the PRODUCTs which are not endorsed in writing by pHoenix. All packages, package inserts and labels for the PRODUCTs shall be produced and purchased by RAICHEM at RAICHEM's own expense.

5.2 Assistance by RAICHEM. In order to assist DISTRIBUTOR in designing and producing PRODUCT packages, package inserts and labels, pHoenix shall provide RAICHEM with samples of pHoenix's current packages, package inserts and labels. pHoenix shall notify RAICHEM when any changes to such packages, package inserts and labels must be made to such packages, package inserts and labels.

Article 6. Performance Standards
           ---------------------

6.1 PRODUCT Acceptance. RAICHEM shall have the right (at its own cost) to take random samples of PRODUCTs delivered by pHoenix for analyzing purposes. Should the result of an analysis of any such sample deviate from the specifications or quality control standards, pHoenix shall be notified and provided with samples of the PRODUCTs tested. If, following a review of the test results and after conducting its own tests of the sample, pHoenix agrees that such sample does not conform to said specifications or quality control standards, pHoenix shall provide RAICHEM, free of any additional charge, with new deliveries of the same quantity of the PRODUCTs as the one from which the random sample were taken. RAICHEM shall return, at pHoenix's expense, the particular lot or shipment of the PRODUCT which does not comply with the aforesaid specifications or quality control standards. If, after investigation, pHoenix disagrees with RAICHEM, then the parties shall agree upon a mutually acceptable method to determine whether or not the Products should be accepted by RAICHEM. If the parties fail to agree upon a method within ten business days, then the parties shall promptly agree upon an independent quality control laboratory (the "Laboratory") to conduct an inspection of the PRODUCTs for purposes of determining if the PRODUCTs should be accepted by RAICHEM or replaced, at no charge, by pHoenix. The determination of the Laboratory shall be final and binding upon the parties and the party that was proven incorrect in its inspection analysis shall bear the entire cost of the Laboratory inspection.

6.2 PRODUCT Modification. Throughout the term of this Agreement, pHoenix may desire to make certain changes in the performance or appearance of the PRODUCTs. pHoenix shall notify RAICHEM of all such changes in performance or appearance. In any event, best efforts shall be made to deliver such notification at least ninety (90) days prior to the desired or expected implementation date.

Article 7. Duties of RAICHEM
           -----------------

7.1 Licenses and Permits. RAICHEM, at its own expense shall be responsible for obtaining all licenses and permits required by any governmental authority, regulatory or otherwise, other than the US Food and Drug Administration, in order to import/export the PRODUCTs into the TERRITORY or sell the PRODUCTs in the TERRITORY. RAICHEM agrees, at its own expense, to comply with all applicable laws, regulations and orders governing the sale, disposition, shipment and import/export of the PRODUCTs and to purchase and maintain in effect all licenses, permits and authorizations from all government agencies as may be necessary to perform its obligations hereunder. Unless such information is proprietary, pHoenix will supply RAICHEM with any required information (such as FDA 510(k) data) which RAICHEM shall reasonably request for the sole purpose of obtaining licenses and permits.

7.2 Conditions For Resale. RAICHEM shall be free to determine all terms and conditions of resale of the PRODUCTs purchased from pHoenix. Any additional warranty offered by RAICHEM or any modification of pHoenix's limited warranty without express approval or concurrence by pHoenix shall be the sole responsibility of RAICHEM.

7.3 Promotional Materials. RAICHEM shall be responsible for the creation and distribution of all promotional and marketing materials and for the developmnent and implementation of all marketing strategies.

Article 8. Duties of pHoenix
           -----------------

8.1 Technical Assistance and Training. pHoenix shall provide training and technical assistance to RAICHEM necessary for the marketing of the PRODUCTs. Technical assistance and training shall be provided by pHoenix at no charge to RAICHEM except that if the training is performed at RAICHEM's premises, pHoenix's personnel shall be reimbursed by RAICHEM for their reasonable expense of travel, meals, and lodging. All technical assistance and training shall be performed at times convenient to both parties.

8.2 Instructions. pHoenix shall, at pHoenix's expense, provide RAICHEM with written instructions (in English) relating to the PRODUCT(s) use, and with such amendments thereto as subsequently become available. However, RAICHEM shall be responsible, at RAICHEM's cost, for having such instructions translated into any language necessary to complete its obligations hereunder.

8.3 Regulatory Approval. To the extent required by applicable laws and regulations, pHoenix shall be responsible for obtaining US Food and Drug Administration pre-market clearance to market and sell the PRODUCTs in the United States.

8.4 RAICHEM Assistance. pHoenix shall promptly and correctly respond to RAICHEM's inquiries and provide technical support to RAICHEM regarding the sale, use or operation of PRODUCTs.

8.5 Promotional Materials. pHoenix shall furnish RAICHEM, free of charge, with promotional materials, samples of PRODUCTs and technical data, the selection and quantity of which shall be determined at pHoenix's sole discretion.

8.6 Good Manufacturing Practices. pHoenix shall, at all times, manufacture PRODUCTs in accordance with good manufacturing practices and good laboratory practices which are generally accepted in the medical diagnostic industry. pHoenix shall maintain a quality control system and data retention as well as real-time stabilities for the PRODUCTs. RAICHEM shall have the right to audit and inspect pHoenix in order to insure compliance with this Section.

Article 9. Trademarks, Patents, Intellectual Property
           ------------------------------------------

9.1 Right of Use. RAICHEM may use any of RAICHEM's trademarks, trade names, service marks, copyrights or logos of RAICHEM's choice relating to the marketing or sale of the PRODUCTs. All such use will be for the benefit of RAICHEM, and pHoenix will acquire no ownership in such marks, or trade names, copyrights, logos or labels by virtue of such use.

9.2 Patents and Trademarks. RAICHEM acknowledges and agrees that nothing herein shall give RAICHEM any right, title or interest in or license to use any pHoenix patent, trademark, service mark, trade name or copyright (collectively the "Proprietary Rights"), except as expressly set forth herein. RAICHEM may use pHoenix's trademarks or service marks only in connection with the sale of PRODUCTs and may use pHoenix's Proprietary Rights only in connection with all advertising and promotion of the PRODUCTs. RAICHEM shall be entitled to use pHoenix's Proprietary Rights only for so long as this Agreement is in effect.

9.3 Infringement. pHoenix shall undertake at pHoenix's own expense the defense of any suit or action for infringement of pHoenix's patents or technology brought against RAICHEM, which suit or action results from the sale of any PRODUCTs, provided that RAICHEM shall have promptly advised pHoenix in writing of each notice or claim of infringement received by RAICHEM and of the commencement of the suit or action. pHoenix shall hold RAICHEM harmless from damages or other sums which may be assessed or may become payable under any final decree or judgment in any such suit or action or under any settlement thereof. pHoenix shall have sole charge and direction of the defense of any such suit or action and of all negotiations for such settlement, but shall use commercial reasonableness and shall consult with RAICHEM with regard to the defense or settlement of any such suit or action. RAICHEM shall be obligated to render all reasonable assistance which may be required by pHoenix at pHoenix's expense. RAICHEM may retain counsel of its own selection and at its own expense to advise and consult with pHoenix's counsel. pHoenix may not settle any suit or action without the consent of RAICHEM, if by such settlement RAICHEM is obligated to make any monetary payment, to part with any property or interest therein, to assume any obligation or to be subject to any injunction. The parties agree that if the PRODUCTs supplied by pHoenix are found to be infringing on a third-party patent, pHoenix will negotiate in good faith with the third party to obtain a license to use the third party's technology and, if pHoenix fails to obtain such a license, or if pHoenix is subject to a permanent injunction, then RAICHEM shall have the right to either terminate this Agreement by giving written notice of termination to pHoenix, and return for full credit all inventory on hand, or negotiate with the infringed party for such a license. pHoenix's indemnification resulting from any infringement on third party patent shall exclude RAICHEM's costs involved in negotiation with any infringed party for such a license.

Article 10. Indemnification
            ---------------

10.1 Indemnification. RAICHEM agrees to defend, indemnify and hold pHoenix harmless from and against all loss, liability and expense (including attorney's fees, settlements, litigation costs, and costs of appeal) resulting from the acts or omissions of RAICHEM or its agents with respect to its handling or marketing of the PRODUCTs including, but not limited to, RAICHEM's fraud or misrepresentation in the use, distribution, or sale of the PRODUCTs, or RAICHEM's mishandling of the PRODUCTs or RAICHEM's failure to comply with the PRODUCTs' registration requirements in any jurisdiction in which RAICHEM sells the PRODUCTs. Likewise, pHoenix agrees to defend, indemnify and hold RAICHEM harmless from all and against all loss, liability and expense (including attorney's fees, settlements, litigation costs, and costs of appeal) resulting from the acts or omissions of pHoenix or its agents with respect to its handling or manufacturing of the PRODUCTs including but not limited to pHoenix's fraud or misrepresentation in the manufacture or sale of the PRODUCTs, or pHoenix's mishandling of the PRODUCTs.

10.2 Indemnification Notice. Each party shall give prompt notice of any claim, loss or liability for which such party seeks defense and indemnification. If either party wishes to enter the defense of a suit brought pursuant to the indemnification sections of this Agreement being defended by the other party, such party may do so at its own cost. The control of such case shall remain with the indemnifying party unless otherwise agreed to in writing.

10.3 Settlement Notice. If either party wishes to settle a case for which the other party is liable for indemnification, the party wishing to settle shall first obtain the written approval of the indemnifying party.

10.4 Insurance. Each party will keep in force during the term of this Agreement all customary forms of insurance, including but not limited to product liability insurance, in such amounts as are prudently required.

Article 11. Limited Warranty
            ----------------

11.1 Shelf Life Warranty. The PRODUCT shall have a shelf life, at the time of shipment by pHoenix, as specified in Appendix A. pHoenix shall not be liable for any variance from specifications or any failure to satisfy the shelf life requirement to the extent such variance is caused by conditions or events occurring after shipment from pHoenix's plant.

11.2 PRODUCT Specification, Defective PRODUCT Notice and PRODUCT Complaints. pHoenix warrants that, at the time of delivery to RAICHEM, all PRODUCTs supplied by pHoenix meet PRODUCT specifications. Either party shall immediately notify the other party in writing should it become aware of any defect or condition that may render the PRODUCT(s) supplied by pHoenix in violation of the U.S. Food, Drug and Cosmetic Act, or of a similar law of any jurisdiction where the PRODUCT is sold by RAICHEM. The parties shall share with each other all data on the PRODUCT complaints including, but not limited to, complaints or information regarding performance and/or allegations or reports of any negative effect from the use or misuse of the PRODUCTs as soon as such data is available. Each party will assist the other in resolving RAICHEM's customers' complaints. However, RAICHEM shall have sole responsibility and authority to interact directly with RAICHEM's customers in the resolution of such complaints, and pHoenix shall be responsible only for interacting with RAICHEM in such matters.

11.3 Warranties. THE WRITTEN WARRANTIES OF pHoenix IN THIS ARTICLE 11 ARE THE SOLE EXCLUSIVE WARRANTIES PROVIDED TO RAICHEM AND TO CONSUMERS AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, IMPLIED OR STATUTORY. pHoenix WARRANTS THE PRODUCT AGAINST DEFECTS IN MATERIAL AND WORKMANSHIP UNDER THE NORMAL USE AND SERVICE FOR WHICH IT WAS DESIGNED, FOR THE SHELF LIFE PERIOD DEFINED IN APPENDIX A, pHoenix'S OBLIGATION UNDER THIS WARRANTY BEING LIMITED TO THE REPLACEMENT OF THE PRODUCT DETERMINED BY IT TO BE DEFECTIVE, PLUS TRANSPORTATION COSTS FOR RETURN OF THE PRODUCT. ALL REPLACEMENTS WILL BE SHIPPED F.O.B. RAICHEM'S RECEIVING FACILITY.

Article 12. Confidentiality
            ---------------

12.1 Confidentiality. For purposes of this Agreement, the term "Confidential Information" shall mean all documents, clearly marked as "PROPRIETARY" or "CONFIDENTIAL" , relating to the respective products and businesses of the parties which (i) is disclosed, upon request, by one party hereto to the other and (ii) is claimed by the disclosing party to be secret, confidential and proprietary to the disclosing party.

        During the Agreement Term and for a period of one year thereafter, each party (except as is explicitly otherwise required hereby) shall keep confidential, shall not use itself or for the benefit of others and shall not copy or allow to be copied, in whole or in part , any Confidential Information disclosed to such party by the other.

        The obligations of confidentiality imposed upon the parties by the foregoing paragraph shall not apply with respect to any alleged Confidential Information which:

        (a) is known to the recipient thereof prior to receipt thereof from the other party hereto (as evidenced by said recipient's written or other recorded records);

        (b) is disclosed to said recipient by a third party who has the right to make such disclosure;

        (c) is or becomes a part of the public domain or public knowledge through no fault of the said recipient;

        (d) is independently developed by the recipient (as evidenced by said recipient's written or other recorded records); and

        (e)   is required to be disclosed under operation of law.

Article 13. Termination
            -----------

13.1 Termination For Cause. Either party will have the right to terminate this Agreement if the other party (a) assigns this Agreement or any of its rights hereunder in violation of the provisions of this Agreement, or (b) becomes bankrupt or insolvent, or (c) makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer appointed to take charge of all or part of its property, and such event has not been cured within thirty (30) days of written notice thereof by the non-breaching party. If either party materially breaches this Agreement, including, but not limited to either party's failure to adhere to the confidentiality provisions and restrictions on use of information set forth in this Agreement, then notwithstanding any other provision of this Agreement, no cure period shall be allowed and the non-breaching party shall be entitled to terminate this Agreement immediately.

13.2 Termination For Failure to meet Minimum Purchases. pHoenix shall have the right to terminate this Agreement upon three (3) months written notice at any time if RAICHEM fails to meet its minumin purchases as stated in this Agreement.

13.3 Rights and Obligations on Termination. Upon termination of this Agreement, RAICHEM shall immediately discontinue any previously authorized use of any of pHoenix's Proprietary Rights and shall immediately cease all conduct that might cause anyone to believe that RAICHEM is authorized to market or sell PRODUCTs or otherwise connected with pHoenix, and pHoenix may itself or through others, commence sale, distribution and service of PRODUCTs in the TERRITORY. Termination of this Agreement for any reason whatsoever shall not relieve either of the parties hereto from making payment of monies due to the other from fulfilling obligations incurred up to the effective date of termination or as otherwise expressly provided in this Agreement.

13.4 Termination or Expiration Damages. Neither pHoenix nor RAICHEM shall be liable to the other, or to any other business entity solely by reason of the expiration or termination of this Agreement regardless of the rationale for or propriety of any termination or expiration. The exculpation from liability shall be for any losses or damages of any kind whatsoever, including, but not limited to, direct, indirect, special, consequential or incidental damages sustained by reason of such termination, including but not limited to, any claim for loss of compensation or profits or for loss of prospective compensation or prospective profits in respect of sales of any of the PRODUCTs or on account of any expenditures, investments, leases, capital improvements or any other commitments made by either party in connection with their respective business made in reliance upon or by virtue of this Agreement or otherwise.

Article 14. PRODUCT Recall and Regulatory Compliance
            ----------------------------------------

14.1 Data Base. pHoenix and RAICHEM shall maintain a data base to support all claims made or to be made regarding PRODUCTs' performance.

14.2 Inquiries. Each party shall keep the other informed of any formal or informal inquiry relating to PRODUCTs sold hereunder by any regulatory agency of any state or national government.

14.3 PRODUCT Recall. Should PRODUCT performance or any governmental action require the recall or withholding from market of PRODUCT sold by pHoenix to RAICHEM, RAICHEM shall bear the costs and expenses of recall if such recall is the result of any fault or omission attributable to RAICHEM and pHoenix shall bear the costs and expenses of recall if such recall is the result of any fault or omission attributable to pHoenix. Should such recall result from the equal fault of both parties, or should it prove impossible to assign fault to the satisfaction of both parties, the parties shall share the said costs and expenses equally.

Article 15. Arbitration
            -----------

15.1 Any controversy or claim arising under or in relation to this Agreement, except as otherwise expressly provided below, shall be settled exclusively by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (AAA). There shall be three arbitrators: one selected by PHoenix, one selected by RAICHEM, and one selected by the parties jointly or, failing their agreement, selected pursuant to the rules of the AAA. The arbitration shall be conducted in English and shall be held in Massachusetts. The prevailing party shall be entitled to recover its costs and attorneys' fees. The decision of the arbitrators shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The provisions of this arbitration clause shall not be applied to the determination of questions affecting the validity or scope of any trademarks or other intellectual property rights.

Article 16. General Provisions
            ------------------

16.1 Entire Agreement. This Agreement, including the Appendices, constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be modified (unless expressly provided otherwise herein) except by a writing duly signed by both parties.

16.2 Assignment, Waiver, Severability. Neither party may assign this Agreement without the prior written consent of the other party. Failure by either party to enforce any term hereof shall not be deemed a waiver of future enforcement of that or any other term. If any provision of this Agreement is declared void or unenforceable by any judicial, administrative or arbitration authority, such action will not nullify the remaining provisions of this Agreement.

16.3 Governing Law. This Agreement shall be governed and construed under and according to the laws of the Commonwealth of Massacusetts, U.S.A., excluding its choice of laws rules.

16.4 Relationship Created. The relationship of the parties is that of independent contractors. Nothing in this Agreement shall be construed as establishing an agency, joint venture or partnership between the parties. Each party is an independent entity, and shall have sole responsibility for its employees, even while such employees are on the premises of the other party's facility(ies). Neither RAICHEM nor pHoenix shall have the right to enter into any contracts or commitments or to make any representations or warranties, whether express or implied, in the name of or on behalf of any other party, or to bind any other party in any respect whatsoever, unless agreed to in writing or expressly permitted in this Agreement.

16.5 Authority. Each party hereby represents and warrants that it has full power and authority to enter into and perform this Agreement, without any governmental approvals, and that its entering into and performance of this Agreement will not conflict with any other agreement to which it is a party or by which it is bound.

16.6 Notice. Any written notice, or statement, necessary or appropriate under this Agreement shall be deemed to be properly given if delivered personally in writing or sent by registered or certified mail to the party to be notified at the address set forth above or at such other address as either party may hereafter designate in writing.

16.7 Captions. The captions or paragraph headings of this Agreement do not constitute any substantive part of this Agreement and shall not be considered in the construction or interpretation of this Agreement.

16.8 Force Majeure. Each party hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue for so long as the condition constituting such force majeure and any consequences resulting from such condition continues. In addition, in the event the condition constituting the force majeure causes a substantial inability by either party hereto to meet its obligations hereunder, the term of this Agreement may, upon written agreement of both parties, be suspended for the period of such inability, but not to exceed six (6) months. For the purposes of this Agreement, force majeure shall mean causes beyond either party's control including, without limitation, acts of God; regulations or laws of any government; war, riot or civil commotion; damage to or destruction of production facilities or materials by fire, earthquake, storm or other disaster; manufacturing or transportation delay, strikes or other labor disturbances, epidemic; and failure or default of public utilities or common carriers.


IN CONSIDERATION OF the foregoing terms and conditions, RAICHEM and pHoenix have executed this Agreement on the day and year first written above.


REAGENTS APPLICATIONS, INC.              pHoenix Diagnostics, Inc.
d/b/a RAICHEM, DIVISION OF
HEMAGEN DIAGNOSTICS, INC.



/s/ Carl Franzblau                       /s/ Ram Nunna
----------------------------------       -----------------------------------
    Carl Franzblau, President                Ram Nunna, President
    REAGENTS APPLICATIONS, INC.              pHoenix Diagnostics, Inc.



                             Appendix A -- PRODUCTs
                             ----------------------


     =====================================================================


                                             MINIMUM SHELF-LIFE FROM
               PRODUCTS                         DATE OF SHIPMENT
     -----------------------------     -----------------------------------


     =====================================================================



PRODUCT Specifications: See attached PRODUCT literature



                              Appendix B -- Terms
                              -------------------


1) pHoenix grants to RAICHEM exclusive marketing rights to sell PRODUCTs in the TERRITORY.

2)    Minimum orders for the initial term are listed below:

                                         Minimum Purchases
                  YEAR                    (in US dollars)
              ------------               -----------------



                        CONFIDENTIAL TREATMENT REQUESTED




                              Appendix C -- Prices
                              --------------------


                        CONFIDENTIAL TREATMENT REQUESTED